UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

Rio Vista Energy Partners L.P.
 (Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1313 E. Alton Gloor Blvd., Suite J Brownsville, Texas	78526
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (956) 831-0886

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

GM Oil Properties, Inc.

On October 25, 2007, Rio Vista Penny (see below), a wholly-owned subsidiary of Rio Vista Energy Partners L.P. (“Rio Vista”), entered into an Asset Purchase Agreement (“GM Agreement”) with G M Oil Properties, Inc., an Oklahoma corporation (“GM Oil”). The GM Agreement is effective as of the first day of the month in which closing occurs. The GM Agreement provides for Rio Vista Penny to acquire the real and personal property interests of GM Oil in certain oil and gas properties located in McIntosh, Pittsburg and Haskell counties in Oklahoma, including approximately 33.33% of the outstanding capital stock of MV Pipeline Company, an Oklahoma corporation (collectively, the “GM Assets”). The total purchase price for the GM Assets is payable by assumption of GM Oil’s indebtedness in the principal amount of $16,500,000 plus accrued but unpaid interest of approximately $600,000 (“Senior Secured Debt”). The Senior Secured Debt is payable to certain noteholders and is administered by the agent for the noteholders (the “Senior Secured Lender”) pursuant to a $30 million credit facility (the “Senior Secured Credit Facility”) currently provided by the Senior Secured Lender to GM Oil. GM Oil is in default in its obligations with respect to the Senior Secured Credit Facility.

The GM Agreement contains customary representations, warranties and covenants of the parties and is subject to customary conditions to closing, including Rio Vista Penny’s satisfaction with its due diligence review of the GM Assets. In addition, the closing is contingent upon receipt of consent from the Senior Secured Lender to the assumption of the Senior Secured Debt by Rio Vista Penny. It is anticipated that Rio Vista Penny will assume the Senior Secured Debt pursuant to definitive agreements regarding the assignment of the Senior Secured Credit Facility to Rio Vista Penny, including certain modified terms and conditions of the existing Senior Secured Credit Facility (see below). Rio Vista Penny may terminate the GM Agreement if it determines for any reason that it is not feasible to proceed with the transactions contemplated by the agreement. If the Senior Secured Lender does not consent to the GM Agreement on or before November 19, 2007, the closing will occur within five business days following receipt of such consent.

On October 15, 2007, Rio Vista entered into a letter of intent (the “Letter of Intent”) with the Senior Secured Lender regarding proposed terms of a credit facility between the Senior Secured Lender and Rio Vista and its affiliates. The Letter of Intent is not a binding commitment by Senior Secured to proceed with the financing of these acquisitions. Subject to the foregoing, the Letter of Intent contemplates that the Senior Secured Lender would enter into a $30 million senior secured credit facility with affiliates of Rio Vista. The proposed credit facility is subject to satisfactory completion of the Senior Secured Lender’s due diligence review, approval by the Senior Secured Lender’s investment committee, execution of definitive agreements among the parties, execution of a management services agreement satisfactory to the Senior Secured Lender, and various other conditions.

As a result of Rio Vista Penny’s conclusion that it would be able to either reach a definitive agreement on acceptable terms regarding the acquisition of the GM Assets from GM Oil or if unsuccessful, obtain the GM Assets through the purchase of the GM Assets from the Senior Secured Lender in the event of a likely foreclosure, Rio Vista Penny agreed to fund the additional deposits described below in connection with the agreements with Penny Petroleum Corporation and GO LLC on October 22, 2007.

Penny Petroleum Corporation

On October 2, 2007, Rio Vista, together with its newly-formed, wholly-owned subsidiary, Rio Vista Penny LLC, an Oklahoma limited liability company (“Rio Vista Penny”), entered into an Asset Purchase Agreement (“Penny Agreement”) with Penny Petroleum Corporation, an Oklahoma corporation (“Penny Petroleum”), and Gary Moores, a shareholder of Penny Petroleum. The Penny Agreement is effective as of October 1, 2007, and has been amended pursuant to an Amendment to Asset Purchase Agreement between the parties dated as of October 25, 2007 (as amended, “Amended Penny Agreement”). The Amended Penny Agreement provides for Rio Vista Penny to acquire the real and personal property interests of Penny Petroleum in certain oil and gas properties located in McIntosh, Pittsburg and Haskell counties in Oklahoma, including approximately 66.66% of the outstanding capital stock of MV Pipeline Company, an Oklahoma corporation (collectively, the “Penny Assets”). The total purchase price for the Penny Assets is $7,400,000, consisting of cash and equity interests in Rio Vista. The cash portion of the purchase price is payable with $6,400,000 due at closing, together with a promissory note with the principal amount of $500,000 bearing interest at 7% per annum (the “Penny Note”) payable to Penny Petroleum with a maturity date six months from the closing. Beginning three months after the closing, Penny Petroleum has the option to convert the outstanding principal and interest of the Penny Note into common units of Rio Vista at a conversion price equal to 90% of the 10-day average closing price of such common units as reported by the NASDAQ Stock Market at the time of conversion. The conversion option may be exercised on only one occasion and expires on the maturity date of the Penny Note. Rio Vista Penny paid to Penny Petroleum an initial deposit in the amount of $740,000 upon execution of the Penny Agreement and an additional deposit in the amount of $740,000 on October 22, 2007 (collectively, the “Penny Deposits”). The Penny Deposits will be credited to the purchase price upon closing of the transaction but are not refundable to Rio Vista Penny if the transaction does not close for any reason. The equity portion of the purchase price is payable by delivery of 45,998 common units of Rio Vista (the “Penny Units”). Rio Vista has agreed to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 covering the Penny Units within 90 days following the closing date of the Penny Agreement. The Amended Penny Agreement contains customary representations, warranties and covenants of the parties and is subject to customary conditions to closing, including Rio Vista Penny’s satisfaction with its due diligence review of the Penny Assets. Rio Vista Penny may terminate the Amended Penny Agreement if it determines for any reason that it is not feasible to proceed with the transactions contemplated by the agreement (subject to forfeiture of the Penny Deposits). If the transactions are not completed by November 19, 2007, Penny Petroleum may terminate the Amended Penny Agreement and retain the Penny Deposits.

GO, LLC

On October 2, 2007, Rio Vista, together with its newly-formed, wholly-owned subsidiary, Rio Vista GO LLC, an Oklahoma limited liability company (“Rio Vista GO”), entered into a Stock Purchase Agreement (“GO Agreement”) with GO, LLC, an Oklahoma limited liability company (“GO”), Outback Production, Inc., a Nevada corporation (“Outback”), which is the owner of all of the outstanding membership interests of GO, and Gary Moores and Bill Wood, each a shareholder of Outback. The GO Agreement is effective as of October 2, 2007. The GO Agreement provides for Rio Vista GO to acquire all of the membership interests of GO, which operates an oil and gas pipeline business located in Pittsburg and Haskell counties in Oklahoma (the “GO Assets”). The total purchase price for the membership interests of GO is $4,000,000, consisting of cash and equity interests in Rio Vista. The cash portion of the purchase price is payable with $3,000,000 due at closing. Rio Vista GO paid to Outback an initial deposit in the amount of $400,000 upon execution of the GO Agreement and an additional deposit in the amount of $400,000 on October 22, 2007 (collectively, the “GO Deposits”). The GO Deposits will be credited to the purchase price upon closing of the transaction but are not refundable to Rio Vista GO if the transaction does not close for any reason. The equity portion of the purchase price is payable by delivery of 91,996 common units of Rio Vista (the “GO Units”). Rio Vista has agreed to file with the SEC a registration statement on Form S-3 (the “GO Registration Statement”) covering the GO Units within 90 days following the closing date of the GO Agreement. The GO Agreement contains customary representations, warranties and covenants of the parties and is subject to customary conditions to closing, including Rio Vista GO’s satisfaction with its due diligence review of GO and the GO Assets. Rio Vista may terminate the GO Agreement if it determines for any reason that it is not feasible to proceed with the transactions contemplated by the agreement (subject to forfeiture of the GO Deposits). If the transactions are not completed by November 19, 2007, Outback may terminate the GO Agreement and retain the GO Deposits.

On the date the GO Registration Statement is declared effective by the SEC (the “Registration Date”), if the closing price of Rio Vista’s common units as reported by the NASDAQ Stock Market (the “Registration Date Price”) is less than 80% of such price as so reported on the closing date (the “Closing Date Price”), Outback shall have the option for a period of 30 days to rescind the transactions contemplated by the GO Agreement unless Rio Vista GO agrees to deliver to Outback either (i) additional common units of Rio Vista (the “Additional GO Units”) in such number as necessary so that the total value of the GO Units and the Additional GO Units, in each case based on the Registration Date Price, is at least 80% of the value of the Purchase Price Units based on the Closing Date Price or (ii) additional cash (the “Additional Cash”) in such amount as necessary so that the total value of the GO Units, based on the Registration Date Price, together with the Additional Cash, is at least 80% of the value of the GO Units based on the Closing Date Price. In lieu of delivery of Additional GO Units or Additional Cash to supplement the GO Units, Rio Vista GO shall have the alternate option to pay the entire value of the GO Units based on the Closing Date Price in cash (the “All Cash Payment”), provided that Rio Vista GO makes the All Cash Payment in full within 10 business days following an election by Outback to rescind as provided above. Upon delivery of the All Cash Payment to the Seller, all GO Units shall be returned to Rio Vista GO and/or cancelled by Rio Vista.

Rio Vista has agreed to guarantee (as a primary obligor) all of the obligations of Rio Vista GO under the GO Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

By: Rio Vista GP LLC, its
       General Partner

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
(Principal Executive, Financial and Accounting Officer)

Date: October 26, 2007

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